UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under §240.14a-12

DENTSPLY SIRONA Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

DENTSPLY SIRONA INC. 13320 Ballantyne Corporate Place Charlotte, NC 28277

SUPPLEMENT TO PROXY STATEMENT FOR
2025 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, MAY 21, 2025
EXPLANATORY NOTE
On April 9, 2025, DENTSPLY SIRONA Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) for its 2025 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 8:00 a.m. Eastern Time on Wednesday, May 21, 2025. This supplement (the “Supplement”) to the Proxy Statement, supplements and amends the Proxy Statement as filed.
The sole purpose of this Supplement is to correct a typographical error on page 87 of the Proxy Statement in reporting the shares of common stock outstanding as of March 24, 2025, as set forth below under the heading “Correction to the Proxy Statement.”
CORRECTION TO THE PROXY STATEMENT
The first paragraph on page 87 of the Proxy Statement under the heading “Stock Ownership of Directors and Executive Officers” is amended and restated in its entirety to read as follows (correction is marked, with new text bold and underlined and deleted text bold and strikethrough).
The following table sets forth certain information with respect to the beneficial ownership of the Company’s common stock as of March 24, 2025 (unless otherwise indicated) held by (i) the NEOs, (ii) each director and nominee for director, (iii) all directors and executive officers of the Company as a group and (iv) all persons or groups believed by the Company to be the beneficial owners of more than 5% of its outstanding common stock, based on 199,293,384  ~~192,293,384~~   shares of common stock outstanding as of such date. The business address for each of our directors and executive officers listed below is c/o DENTSPLY SIRONA Inc., 13320 Ballantyne Corporate Place, Charlotte, NC 28277.
The correction above had no effect on the beneficial ownership percentages as reported in the Proxy Statement in the table under the heading “Stock Ownership of Directors and Executive Officers.”
Other than this correction, the Proxy Statement remains unchanged, and this Supplement does not otherwise modify, amend, supplement or affect the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as amended and supplemented by this Supplement. This Supplement should be read in conjunction with the Proxy Statement and any other proxy materials made available to stockholders for the Annual Meeting.